EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of October 26, 2020 (the “Effective Date”), is entered into by and between CleanSpark, Inc., a Nevada corporation (the “Company”), and Amanda Kabak (the “Employee”). This Agreement supersedes and replaces any previous agreements, express or implied, between the parties concerning employment terms.

RECITALS

WHEREAS, the Employee desires to enter into this Agreement, to be effective as of the Effective Date, which sets forth the terms and conditions of the Employee’s employment with the Company from and after the Effective Date;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.       Definitions. In addition to the capitalized terms defined elsewhere herein, the following definitions shall be in effect under this Agreement:

(a)              “Affiliate” means, with respect to any entity, any person or entity, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)              “Board” means the Board of Directors of the Company.

(c)              “Business” means any business dealings of CleanSpark Inc. or its subsidiaries which includes, energy software and consulting and offering a platform that helps companies go from idea to market by offering services such as software engineering, design ux/ui, digital content, salesforce, and business development.

(d)              “Cause” means: (i) the Employee’s material breach of this Agreement and such breach is not cured by the Employee within thirty (30) days after written notice from the Company; (ii) the Employee’s failure to perform Employee’s material duties and obligations under this Agreement (other than during any period of Disability) and such failure is not cured by the Employee within thirty (30) days after written notice from the Company; (iii) the Employee’s material malfeasance or material misconduct in connection with the performance of Employee’s duties hereunder; (iv) the Employee’s conviction of, or pleading guilty or nolo contendere to, a felony or the equivalent thereof, any other crime having as its predicate element fraud, dishonesty, misappropriation, moral turpitude, violence or theft; or (v) committing an act of moral turpitude, whether criminal or not, which would tend to undermine the reputation of the Company.

(e)              “Disability” means and shall be deemed to have occurred if, in the Board’s reasonable discretion, after consultation with a physician selected by the Board, the Employee shall have been unable to perform the essential functions of the Employee’s duties, even with reasonable accommodation if required by law, for a period of not less than one hundred twenty (120) consecutive days, or one hundred eighty (180) total days, during any twelve (12) month period. The Employee shall cooperate in submitting to medical examinations and providing medical records to the physician selected by the Board as reasonably requested by the Board in making a determination of Disability hereunder.

(f)               “Sale” means the sale by the Company of substantially all of the capital stock or assets of the Company or the following changes in control: (a) the sale of more than 50% of the Company’s stock in one transaction, or (b) a change of at least 60% of the Board within a 30-day period.

2.                   Employment. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, for the period set forth in Paragraph 3, in the position and with the duties and responsibilities set forth in Exhibit 1, and upon the other terms and conditions set out in this Agreement.

3.                   Term. The term of the Agreement shall commence on the Effective Date and, shall terminate as provided herein (the “Employment Term”).

4.                   Position and Duties.

(a)       During the Employment Term, the Employee shall serve as the Chief Technology Officer of the Company. The Employee shall serve and perform the duties outlined in Exhibit 1 and other executive, managerial or administrative duties, functions or responsibilities as are from time to time delegated to the Employee by the Company or the Board.

(b)                During the Employment Term, the Employee shall devote sufficient business time, skill, attention and effort to all facets of the business and affairs of the Company and will use Employee’s efforts to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Employee in or pursuant to this Agreement; provided, however, nothing herein shall be construed as providing that Employee may not engage in outside business activities so long as they do not materially conflict with Employee’s Employment with Company. During the Employment Term, the Employee shall comply with all of Company’s policies and procedures as they may be adopted, modified or amended from time to time including, but not limited to, the Code of Business Conduct and Ethics.

(c)                The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, the Employee will be required to sign the Company’s confidentiality, non-solicitation, non-compete and assignment of inventions agreement attached as Exhibit 2 hereto (the “Confidentiality, Non-Solicitation Non-Compete and Assignment of Inventions Agreement”), as a condition of Employee’s employment.

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5.       Compensation and Related Matters.

(a)                Base Salary. The Company shall pay the Employee a base salary at the annual rate of not less than Two Hundred Ninety Thousand Dollars (USD $290,000.00) retroactive to October 1, 2020, provided, however, such base salary shall be earned monthly and payable “on a salary basis” under applicable federal law (“Base Salary”). During the Employment Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event may the Company pay the Employee a Base Salary less than that set forth above during the Employment Term. Payment of all compensation to the Employee hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(b)                Annual review. Employee will review Compensation as identified in Paragraphs 5(a), 5(b) and 5(c), with the Chief Executive Officer and/or Compensation Committee no less than annually and as fully defined in Exhibit 3 (as updated annually). Upon review, if Salary is less than 10% of the comparable Benchmarked Companies, the Compensation Committee will make a good faith effort to increase compensation accordingly.

(c)                Cash Bonus. The Employee shall be entitled to receive a discretionary bonus based on the annual gross margin of the Company and other benchmarks that may be identified at the discretion of the board of directors (the “Bonus”). Payment of the Bonus is conditioned on compliance with applicable law, and shall be payable to the Employee (i) only if the Employee has not breached the terms of this Agreement, and (ii) only if the Employee continues to be employed by the Company on the date of determination of the Bonus as well as on the date of payment thereof. Any Bonus shall be paid at such time as the Company customarily pays bonuses. The bonus percentage(s) shall be determined by the Compensation committee and as referenced in Exhibit 3 (as updated annually) but shall be no less than 30% of Base Salary. The bonus percentage may be subject to adjustment with at least 30 days’ notice no more than once each fiscal year.

(d)               Restricted Stock & Options. Company will grant Employee a combination of Restricted Stock and Stock Options as incentive compensation that is at least 50% in value to the Employee’s base compensation annually. The combination and vesting schedule shall be determined annually by the Compensation Committee and as referenced in Exhibit 2 (as updated annually). If the Employee is prohibited for regulatory reasons or any other reason mandated by corporate governance to dispose of any stock or options as a means to satisfy tax obligations in any calendar year, the Company may agree in its sole discretion to pay the employee an amount equal to the tax obligations, up to a 35% tax rate, which were directly attributable to such grant of restricted stock or options in that calendar year. In no case will the Company be obligated to pay the employee, such amount for any other circumstance.

(e)                Employee Benefits and Perquisites. During the Employment Term, the Employee will be entitled to: (i) participate in the Company’s long-term disability, and health plans (“Employee Benefits”); (ii) the perquisites and other fringe benefits that are from time to

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time made available by the Company generally to its employees; and (iii) such perquisites and fringe benefits that are from time to time made available by the Company to the Employee in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit; provided, however, that nothing contained herein shall be deemed to require the Company to adopt, maintain or provide any particular plan, program, arrangement, policy, perquisite or fringe benefit. The Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. The Employee agrees to cooperate and participate in any medical or physical examinations as may be required in connection with the applications for such life and/or disability insurance policies.

(f)                 Expenses. The Employee shall be entitled to receive reimbursement for all reasonable and necessary business expenses incurred by the Employee in performing Employee’s duties and responsibilities under this Agreement, consistent with the Company’s policies or practices as may from time to time be in effect for reimbursement of expenses incurred by other Company employees. All expenses shall be reimbursed within fifteen (15) days after Employee submits an expense report and any required documentation.

(g)                Paid Time Off. The Employee shall be eligible for paid time off in accordance with the policies and practices of the Company as may from time to time be in effect for its employees which will include, at a minimum, four (4) weeks of paid vacation per calendar year. Employee will also be eligible for any other paid/unpaid time off as required by law. A maximum of one (1) week (or 40 hours) of accrued paid time off that is unused by January 1st of the following year will carry over for use in the following calendar year. At no time will Employee be permitted to have more than five (5) weeks of paid time off accrued.

(h)                Indemnification. The Company shall indemnify the Employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party by reason of being an officer, director, employee, contractor or agent of the Company or of any subsidiary or affiliate of the Company or any other corporation for which Employee serves as an officer, director, or employee at the Company’s request.

6.       Termination of Employment.

(a)                Death. This Agreement shall terminate automatically upon the Employee’s death.

(b)                Disability. The Company may terminate this Agreement at any time upon the Board’s determination of the Employee’s Disability pursuant to Section 1(e) above; provided, however, that such termination must occur while the Disability is in existence and before the Employee returns to work at the Company on a full time basis.

(c)                Termination by the Company for Cause. The Company may immediately terminate this Agreement for Cause after at least three-fifths (or more than 60%) of the Board determines that Cause exists.

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(d)       Termination by the Employee (Resignation). The Employee may terminate this Agreement for any reason, upon at least ten (10) days advance prior written notice to the Company.

(e)       Termination by the Company Without Cause. The Company may terminate this Agreement without Cause upon ten (10) days’ advance prior written notice to Employee.

(f) Termination or Assignment upon a Sale. This Agreement shall terminate automatically upon a Sale provided that the Employee enters into a new employment agreement with the acquiring entity as a part of the Sale. If no new employment agreement is entered into with such acquiring entity, then the Company’s obligations under this Agreement shall be assigned to and assumed by such acquiring entity as provided in Paragraph 12 herein.

(g)       Notice of Termination. Any termination of the Employee’s employment by the Company or the Employee (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a Notice of Termination. A “Notice of Termination” is a written notice delivered in the manner set forth in Paragraph 10 hereof that must (i) indicate the specific termination provision in this Agreement relied upon, and (ii) specify the Employment Termination Date.

(h)       Employment Termination Date. The Employment Termination Date shall be as follows: (i) if the Employee’s employment is terminated by Employee’s death, the date of Employee’s death; (ii) if the Employee’s employment is terminated pursuant to any other provision of this Agreement, the date specified in the Notice of Termination (the “Employment Termination Date”).

(i)       Transition Period. Upon termination of this Agreement, and for a period of thirty (30) days thereafter (the “Transition Period”), the Employee agrees to make Employee available to assist the Company with transition projects assigned to Employee by the Board. The Employee will be paid at an agreed upon hourly rate commensurate with the industry standard rate of pay for any work performed by the Employee for the Company during the Transition Period.

7.       Compensation Upon Termination of Employment.

In addition to any other compensation outlined herein, the following compensation shall be paid upon termination of employment under the following circumstances:

(a)       Death. Upon termination of this Agreement because of the Employee’s death: (i) the Company shall pay the Employee’s estate the accrued and unpaid portion of the Employee’s Base Salary and any Bonuses earned for services provided through the Employment Termination Date (the “Compensation Payment”); (ii) the Company shall pay the Employee’s estate any reimbursement for business travel and other expenses to which the Employee is entitled hereunder (the “Reimbursement”); and (iii) any unvested portion of any options, stock or

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other securities of Company or any of its Affiliates granted to Employee which are subject to vesting (“Unvested Securities”), shall immediately be issued (in the case of the stock grants) and become exercisable (in the case of the stock options, warrants or other convertible securities), regardless of the vesting or termination provisions of such Unvested Securities. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(a), the terms of this Paragraph 7(a) shall govern.

(b)       Disability. Upon termination of this Agreement by the Company due to Disability pursuant to Paragraph 6(b): (i) the Company shall pay the Employee the Compensation Payment; (ii) the Company shall pay the Employee the Reimbursement; and (iii) any Unvested Securities shall immediately be issued (in the case of the stock grants) and become exercisable (in the case of the stock options, warrants or other convertible securities). For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(b), the terms of this Paragraph 7(b) shall govern.

(c)        Termination for Cause. Upon termination of this Agreement by the Company for Cause pursuant to Paragraph 6(c), the Company shall pay the Employee: (i) the Compensation Payment; and (ii) the Reimbursement. Additionally, subject to the signing by Employee of a general release of all claims against the Company in a form and manner satisfactory to the Company, and after the expiration of any revocation rights under that general release, and subject to Executive’s compliance with post-termination obligations and any restrictive covenants, upon termination for Cause, the Company shall provide the Employee with severance equal to three (3) months of the Employee’s Base Salary and other employment benefits if terminated in the first twelve (12) months of employment and six (6) months of the Employee’s Base Salary and other employment benefits thereafter.

(d)               Termination by the Employee (Resignation). Upon Termination of this Agreement by the Employee pursuant to Paragraph 6(d), the Company shall pay the Employee: (i) the Compensation Payment; and (ii) the Reimbursement.

(e)       Termination by the Company Without Cause. Upon termination of this Agreement by the Company without Cause pursuant to Paragraph 6(e), except in connection with a termination in connection with a Sale: (i) the Company shall pay the Employee the Compensation Payment; (ii) the Company shall pay the Employee the Reimbursement; (iii) any Unvested Securities shall immediately be issued (in the case of the stock grants) and become exercisable or convertible (in the case of the stock options, warrants or other convertible securities); (iv) subject to the signing by Employee of a general release of all claims against the Company in a form and manner satisfactory to the Company, and after the expiration of any revocation rights under that general release, and subject to Executive’s compliance with post-termination obligations and any restrictive covenants, upon termination by the Company without Cause, the Company shall provide the Employee with severance equal to six (6) months of the Employee’s Base Salary and other employment benefits if terminated in the first twelve (12) months of employment and twelve (12) months of the Employee’s Base Salary and other employment benefits thereafter (“Severance”); and (v) subject to the same terms as the Severance, the Company shall pay Employee an amount equal to 100% of the Bonus paid to the Employee during the prior six (6) months. The Severance and Bonus shall be payable in equal payments over 12 months following the effective date of the termination, and shall be subject to all applicable withholdings and taxes. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(e), the terms of this Paragraph 7(e) shall govern.

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(f)                  Termination upon a Sale. Upon termination or assignment of this Agreement pursuant to Paragraph 6(f): (i) the Company shall pay the Employee the Compensation Payment; (ii) the Company shall pay the Employee the Reimbursement; and (iii) any Unvested Securities shall immediately be issued (in the case of the stock grants) and become exercisable or convertible (in the case of the stock options, warrants or other convertible securities). For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(f), the terms of this Paragraph 7(f) shall govern.

(g)                 No Effect on Other Benefits. The payments provided for in Paragraphs 7(a) through 7(f) do not limit the entitlement of the Employee or the Employee’s estate or beneficiaries to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by the Company for the Employee’s benefit or to any death or other vested benefits to which the Employee may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Employee’s benefit.

(h)                 No Mitigation. The Employee will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by the Employee from any source other than the Company or its successor.

8.                  Survival. The expiration or termination of this Agreement will not impair the rights or obligations of any party hereto that accrues hereunder prior to such expiration or termination, including, but not limited to, the Company’s obligations under Paragraphs 5(g) and 7.

9.                  Withholding Taxes. The Company shall withhold from any payments to be made to the Employee pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

10.              Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited and sent via overnight courier, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

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If to the Company, at:

CleanSpark, Inc.

Attn: Chief Counsel

1185 S. 1800 W. Suite 3Woods Cross, UT 84087

E-mail: legal@cleanspark.com

If to the Employee, at: the Employee’s then-current home address on file with the Company.

Notice so given shall, in the case of overnight courier, be deemed to be given and received on the date of actual delivery and, in the case of personal delivery, on the date of delivery.

11.              Binding Effect: No Assignment by the Employee: No Third-Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns. The Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

12.              Assumption by Successor. Subject to Paragraph 6(f), the Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in writing in form and substance reasonably satisfactory to the Employee, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Paragraph, “Company” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of the Company that executes and delivers the agreement provided for in this Paragraph or that otherwise becomes obligated under this Agreement by operation of law.

13.              Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved exclusively by confidential, final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and shall be brought and litigated in Clark County, Nevada. All disputes shall be resolved by one (1) arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without requiring the posting of a bond or other security). The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages or other relief awarded. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

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14.              Governing Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nevada, without regard to conflict of laws rules or principles which might refer the governance or construction of this Agreement to the laws of another jurisdiction.

15.              Entire Agreement. This Agreement, and the Exhibits, schedules, and documents attached and referred to herein, contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, except that all confidentiality, assignment, and non-disclosure provisions and agreements between the Employee and the Company are still in force and non-superseded.

16.              Modification: Waiver. No amendment, modification or waiver of this Agreement shall be effective unless it is in writing and signed by the Employee and by a duly authorized representative of the Company (other than the Employee). Each party acknowledges and agrees that no breach of this Agreement by the other party or failure to enforce or insist on its or Employee’s rights under this Agreement shall constitute a waiver or abandonment of any such rights or defenses to enforcement of such rights.

17.              Severability. If any provision of this Agreement shall be determined by a court or arbitrator to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

18.              Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Counterparts delivered by electronic mail or facsimile shall be effective.

[Signatures on following page.]

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IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement effective as of the Effective Date.

COMPANY:

CLEANSPARK, INC.,
a Nevada corporation

Dated: 10/26/2020	By: /s/ Zach Bradford
Zach Bradford, CEO

EMPLOYEE:

Dated: 10/26/2020	By: /s/ Amanda Kabak
Amanda Kabak
ADDRESS:

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